Exhibit 23





                            CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Lilly Industries, Inc. of our report dated January 12, 1996, included in the 1995 Annual Report to Shareholders of Lilly Industries, Inc.

Our audits also included the financial statement schedule of Lilly Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We further consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 2-59159, 2-76317, 33-52959, 33-52956 and 33-52958 pertaining to the Lilly Employees' Stock Purchase Plan, the Lilly Industries, Inc. Stock Option Plan, the Lilly Industries, Inc. 1991 Director Stock Option Plan, the Lilly Industries, Inc. Employee 401(k) Savings Plan and the Lilly Industries, Inc. 1992 Stock Option Plan, respectively) of our report dated January 12, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Lilly Industries, Inc.


February 23, 1996
                                               /s/  Ernst & Young LLP